Exhibit 2.2

EXECUTION COPY

PLATFORM ASSETS PURCHASE AGREEMENT

BY AND AMONG

ALLIED CAPITAL CORPORATION,

A.C. CORPORATION

AND

CWCAPITAL INVESTMENTS LLC

DATED AS OF APRIL 29, 2005

PLATFORM ASSETS PURCHASE AGREEMENT

     PLATFORM ASSETS PURCHASE AGREEMENT dated as of April 29, 2005 (this “Agreement”), by and among Allied Capital Corporation, a Maryland corporation (“Allied Capital”), A.C. Corporation, a Delaware corporation (“A.C. Corporation” and, together with Allied Capital, “Seller”) and CWCapital Investments LLC, a Massachusetts limited liability company (“Buyer”), and CDP Capital-Financing Inc. a company incorporated under the Quebec Companies Act and an Affiliate of Buyer, which is providing a guaranty of Buyer’s payment and performance obligations as provided herein (“Guarantor”). Seller and Buyer are referred to collectively herein as the “Parties.”

     WHEREAS, pursuant to a purchase agreement dated the date hereof (the “Real Estate Securities Purchase Agreement”), contemporaneously herewith Allied Capital is selling to Guarantor certain real estate-related securities owned by Seller (the “Real Estate Securities”);

     WHEREAS, pursuant to a letter of intent dated the date hereof, an Affiliate of Buyer and Allied Capital have agreed to negotiate a purchase agreement relating to the sale by Allied Capital and purchase by such Affiliate of Buyer of certain commercial mortgage loans and interests in real property (the “REO and Loan Purchase Agreement”);

     WHEREAS, pursuant to the terms of a transition services agreement dated the date hereof (the “Transition Services Agreement”), Seller has agreed to provide certain services with respect to the Real Estate Securities and other assets to be purchased by Buyer or one or more of its Affiliates pursuant to this Agreement and the REO and Loan Purchase Agreement (collectively, the “Real Estate Assets”), make available to Buyer the use of certain assets and personnel, and cooperate with Buyer in obtaining certain consents and approvals and facilitating the transfer of the Real Estate Assets to Buyer;

     WHEREAS, in order to effect the transfer and assignment by Seller of the Acquired Assets (as defined below) to the Buyer, and the assumption of the Assumed Liabilities (as defined below) by the Buyer, and to set forth the mutual understandings of the Parties regarding the terms and conditions of such transfer and assumption, the Parties are hereby entering into this Agreement on the terms, and subject to the conditions, set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Definitions. The following terms have the respective meanings ascribed thereto below:

     “A.C. Corporation” has the meaning set forth in the Preamble to this Agreement.

     “Accrued Fees” means all special servicing, disposition consultant and other related fees earned by Seller but unpaid as of the date hereof, other than fees payable after the date hereof that relate to corrected mortgage loans.

     “Acquired Assets” means all of Seller’s legal and beneficial right, title and interest in and to all of the following properties, assets contracts and rights of whatever kind or nature, real or personal, tangible or intangible, wherever located, whether or not reflected on the books and records of Seller (and whether in possession of Seller or any third party): (i) the Operating Assets, (ii) the Advances, (iii) the Servicing Rights, (iv) the CRE Permits (to the extent assignable), (v) without duplication of the matters set forth in the foregoing (i) through (iv), all Accrued Fees, and (vi) all rights, privileges, claims, causes of action, warranties, covenants, representations, indemnities and options relating exclusively to the matters listed in the foregoing (i) through (v), except such rights, privileges, claims, causes of action, warranties, covenants, representations, indemnities and options that relate solely to Excluded Assets or Excluded Liabilities; provided however, that the term “Acquired Assets” shall not include the Excluded Assets.

     “Advances” means, with respect to each Servicing Agreement, the aggregate outstanding amount that as of the Closing Date has been advanced by Seller or its Subsidiaries from their own funds in connection with servicing the loans in accordance with the terms of such Servicing Agreement and that has not been reimbursed to Seller or such Subsidiary, including with respect to principal, interest, Taxes, insurance premiums, property protection expenses and other advances made pursuant to the applicable Servicing Agreement, plus all accrued but unpaid interest thereon pursuant to the terms of the applicable Servicing Agreement.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     “Aggregate Buyer Losses” has the meaning set forth in Section 7.8(a).

     “Aggregate Seller Losses” has the meaning set forth in Section 7.8(b).

     “Agreement” has the meaning set forth in the Preamble to this Agreement.

     “Allied Capital” has the meaning set forth in the Preamble to this Agreement

     “Allocation” has the meaning set forth in Section 5.7(a).

     “Ancillary Agreements” means, collectively, (i) the Bill of Sale, (ii) the Contract Assignment Agreement, and (iii) any reservation and assumption agreement, or assignment and assumption agreement, necessary under the related Assigned Servicing

Agreement for Seller or its Subsidiary to resign from its duties as Servicer under the Assigned Servicing Agreement or assign to Buyer its rights as Servicer under the Assigned Servicing Agreements and Buyer to assume the duties and obligations of Servicer under the Assigned Servicing Agreements arising after the Closing Date.

     “Asserted Liability” has the meaning set forth in Section 7.5.

     “Assigned Servicing Agreement” means the Servicing Agreement relating to the Real Estate Securities known as ACGS 2004, CREST 2001-1, CREST 2002-1, CREST 2003-1, CREST 2003-2, CREST 2004-1 and CREST Clarendon 2002-1.

     “Assumed Liabilities” means, subject to the terms and conditions of this Agreement, any Liability which relates exclusively to the Acquired Assets and arises in connection with circumstances, facts or actions occurring subsequent to the Closing; provided, however, that notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities.

     “Bill of Sale” means that certain Bill of Sale, dated as of the Closing Date, in the form of Exhibit A hereto.

     “Books and Records” means all of Seller’s right, title and interest in and to all books, records, agreements, instruments, books of account, data, files, invoices and documents (including computerized records and storage media) relating to the ownership, operation or servicing of the Real Estate Assets or the Acquired Assets prior to Closing, including all (i) account applications, (ii) statements, (iii) mortgage documents, (iv) financial information, (v) the CRE Contracts, (vi) any trustee reports, current and previous customer information, servicing and collection records and reports relating to correspondents and brokers, information relating to origination, underwriting or acquisition history and practice, comments and correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form, (vii) customer lists, (viii) broker and correspondent lists, (ix) servicing files, and (x) mailing lists, all as may be in the possession or control (including the right to access) of Seller; provided however, that in no event shall the term “Books and Records” include any items otherwise falling within the definition thereof that are being transferred to Buyer under the Real Estate Securities Purchase Agreement.

     “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks in New York, New York or Montreal, Quebec are permitted or required to be closed.

     “Buyer” has the meaning set forth in the Preamble to this Agreement.

     “Buyer Platform Assets Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

     “Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

     “Buyer Losses” has the meaning set forth in Section 7.2(a).

     “Buyer Material Adverse Effect” means any change, event or circumstance that has or is reasonably likely to have a material adverse effect on the assets, liabilities or financial condition of Buyer; provided, however, that for purposes hereof, the term “Buyer Material Adverse Effect” shall not include any change relating to or resulting from changes in general economic conditions or local, regional, national or international industry conditions which do not have a disproportionate impact on Buyer or its operations relative to other companies operating in similar businesses.

     “Buyer Required Consents” has the meaning set forth in Section 4.3.

     “Cap Amount” has the meaning set forth in Section 7.8(a).

     “Claims Notice” has the meaning set forth in Section 7.5.

     “Closing” has the meaning set forth in Section 2.4.

     “Closing Date” has the meaning set forth in Section 2.4.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Competing Business” means any business that is primarily engaged in (i) investing in non-investment grade commercial mortgage-backed securities or collateralized debt obligations that are secured by real estate-related securities or real estate-related loans, (ii) investing in real estate-related mezzanine or real estate-related subordinated loans, or (iii) acting as special servicer for CMBS. Notwithstanding the foregoing, in no event shall the performance of services by Seller or its Affiliates under the Transition Services Agreement, nor any activities following the date hereof solely with respect to real estate-related or real estate-secured assets owned by Seller on the date hereof but not purchased by Buyer (including without limitation Seller’s investment in Timarron), nor any current activities of Seller’s current Portfolio Companies, be deemed a Competing Business for purposes of this Agreement.

     “Confidentiality Agreement” means that certain letter agreement dated February 16, 2005 between Seller and CWCapital Investments LLC regarding the treatment of confidential information and certain other matters.

     “Contemplated Transactions” means, collectively, the sale or assignment by Seller, and the acquisition or assumption by Buyer, of the Acquired Assets and the Assumed Liabilities on the terms set forth herein.

     “Contest Notice” has the meaning set forth in Section 7.6(a).

     “Contract Assignment Agreement” means that certain Contract Assignment and Assumption Agreement, dated as of the Closing Date, substantially in the form of Exhibit B hereto, pursuant to which the CRE Contracts are, subject to Section 2.6, being assigned to, and assumed by, Buyer.

     “CRE Employees” has the meaning ascribed thereto in the Transition Services Agreement.

     “CRE Contracts” means, collectively, any and all contracts to which Seller is a party relating solely to the ownership, operation or servicing of the Acquired Assets; provided, however, in no event shall the term “CRE Contract” be deemed to include any of the (i) Loan Documents, (ii) Owned CRE Software or Licensed CRE Software, (iii) CDO Documents or CMBS Documents (each as defined in the Real Estate Securities Purchase Agreement), (iv) any NDAs that cannot by their terms be assigned hereunder, (v) any of the Retention Agreements, (vi) any contract relating to the Excluded Liabilities, and (vii) any contract assigned or to be assigned pursuant to the Real Estate Securities Purchase Agreement or the REO and Loan Purchase Agreement.

     “CRE Permits” has the meaning set forth in Section 3.8(b).

     “CRE Software” has the meaning set forth in Section 3.5(c).

     “Direct Claim” has the meaning set forth in Section 7.5.

     “Excluded Assets” means Seller’s rights (i) under this Agreement, (ii) under the Ancillary Agreements, and (iii) in and to the Mixed Use Assets.

     “Excluded Liabilities” has the meaning set forth in Section 2.2(b).

     “FIRPTA Certificate” means a certificate substantially in the form of Exhibit C hereto certifying as to Seller’s non-foreign status.

     “Governmental Entity” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     “Guarantor” has the meaning set forth in the Preamble to this Agreement.

     “Indemnified Party” has the meaning set forth in Section 7.5.

     “Indemnifying Party” has the meaning set forth in Section 7.5.

     “Knowledge” the actual knowledge of the individuals listed on Exhibit D hereto.

     “Law” has the meaning set forth in Section 3.3.

     “Liability” means any and all obligations, debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, dues, penalties, fines, costs, expenses, royalties, amounts paid in settlement, deficiencies or obligations (including those arising out of any action) of any nature, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, absolute, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims.

     “Lien” means any lien, charge, community property interest, option, pledge, mortgage, security interest, right of first refusal, claim or interest.

     “Loan Documents” means, collectively, each note, mortgage, and other agreement, instrument and document delivered to Seller in connection with the origination or acquisition of any loan to be sold by Seller to Buyer pursuant to the REO and Loan Purchase Agreement.

     “Loss” means any actual loss, liability, damage, penalty, fine, obligation, payment, assessment, costs or expenses, including without limitation interest, penalties, fines, and reasonable attorneys’ fees and expenses (including those incurred in connection with the investigation or enforcement of a Party’s right to indemnification hereunder and those incurred in the settlement or compromise of a claim); provided, however, that in no event shall the term “Loss” include punitive, special, indirect, consequential or other damages other than direct damages (except to the extent such damages are imposed on an Indemnified Party by a third party, in which case they shall be considered “Losses.”

     “Licensed CRE Software” has the meaning set forth in Section 3.5(c).

     “Material CRE Contracts” means, collectively: (i) any CRE Contract which provides for termination only upon notice of greater than one year or the payment of a material penalty or the equivalent thereof; (ii) any CRE Contract that constitutes an indemnity or guaranty arrangement, business acquisition agreement, non-compete agreement, joint-venture agreement, exclusivity agreement, commission agreement or employment agreement, in each case, that is material to, and relates solely to, the ownership, operation or servicing of the Acquired Assets; (iii) any other CRE Contract not described elsewhere in this definition and involve future payments or performance of services to or by Seller of an aggregate amount or value in excess of One Hundred Thousand Dollars ($100,000); and (iv) any other CRE Contract which, if terminated, would materially impair the ability of the Buyer to own, operate or administer the Acquired Assets in the ordinary course or result in a Seller Material Adverse Effect.

     “Mixed Use Assets” means those assets owned by Seller which (i) are utilized both in connection with the ownership, operation or servicing of the Acquired Assets and in connection with the other business activities of Seller, and (ii) are or will be made available to Buyer on the terms and subject to the conditions set forth in the Transition Services Agreement, such as e-mail, voicemail services, phone systems, etc.

     “NDA” means any confidentiality or non-disclosure agreement entered into in connection with the contemplated sale of the Real Estate Assets and the Acquired Assets, as modified, with respect to the enforceability thereof, by the Retention Agreements.

     “Negotiation Period” has the meaning set forth in Section 5.7(a).

     “Operating Assets” means, collectively, (i) the CRE Contracts, (ii) know-how, confidential information, proprietary rights and trade secrets relating exclusively to the Real Estate Assets, (iii) the Books and Records, (iv) Owned CRE Software, and (v) Licensed CRE Software.

     “Ordinary Course of Business” means the ordinary course of business consistent with past practice.

     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter, bylaw, operating agreement or similar document not described in (a) through (d) above adopted or filed in connection with the creation, formation, organization or operation of a Person; and (f) any amendment or contemplated amendment to any of the foregoing.

     “Owned CRE Software” has the meaning set forth in Section 3.5(b).

     “Parties” has the meaning set forth in the Preamble to this Agreement.

     “Permit” has the meaning set forth in Section 3.8(b).

     “Permitted Lien” means any Liens for Taxes not yet due or payable.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

     “Platform Assets Disclosure Schedule” has the meaning set forth in the introduction to Article III.

     “Portfolio Company” means any entity (i) with respect to which Seller owns debt or equity securities or both, and (ii) which is, notwithstanding such ownership by Seller, independently managed without Seller’s involvement in the day-to-day operations.

     “Pre-Closing Period” has the meaning set forth in Section 5.7(f).

     “Purchase Price” has the meaning set forth in 2.3(a).

     “Real Estate Assets” has the meaning set forth in the Recitals to this Agreement.

     “Retention Agreements” means retention agreements, each dated March 21, 2005, by and between Allied and the following individuals: John M. Scheurer, Douglas L. Cooper, Jordan C. Paul, David B. Iannarone, and James P. Shevlin, as such agreements may be supplemented from time to time.

     “Review Period” has the meaning set forth in Section 5.7(a).

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller” has the meaning set forth in the Preamble to this Agreement.

     “Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

     “Seller Losses” has the meaning set forth in Section 7.3(a).

     “Seller Material Adverse Effect” means any change, event or circumstance that has or is reasonably likely to have a material adverse effect on the Real Estate Assets; provided, however, that for purposes hereof, “Seller Material Adverse Effect” shall not include any change, event or circumstance relating to or resulting from changes in general economic conditions (including without limitation changes in interest rates) or local, regional, national or international industry conditions which do not have a disproportionate impact on the ownership and operation of the Real Estate Assets relative to the ownership and operation of the assets of other companies operating in similar businesses; and provided further, the term “Seller Material Adverse Effect” shall not include any change resulting from consummation of the transactions contemplated by the Real Estate Securities Purchase Agreement and/or the REO and Loan Purchase Agreement.

     “Seller Required Consents” means, collectively, the approvals, waivers, and consents listed in Exhibit E hereto.

     “Servicer” has the meaning set forth in Section 3.7(b).

     “Servicing Agreements” has the meaning set forth in Section 3.7(b).

     “Servicing Fees” means all servicing, special servicing, liquidation, workout, disposition agent and related fees and all late fees, default interest, assumption fees, modification fees and other ancillary fees and other amounts (including without limitation reimbursement of expenses) payable to Seller or its Subsidiaries under the Servicing Agreements.

     “Servicing Rights” means all right, title and interest of Seller (and its Subsidiaries) in and to: (a) the right to service the loans under the Assigned Servicing Agreements, including the right to receive the Servicing Fees; (b) the related servicing obligations as specified in each Assigned Servicing Agreement; (c) the right of ownership, possession, control and use of any and all loan documents and all other documents, files and other items related thereto required to be maintained by the Servicer pursuant to the applicable servicing standard; (d) the rights with respect to, and obligations to make, any advances required pursuant to any Assigned Servicing Agreement; (e) the “clean-up call” right, if any, to purchase the related loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided for in the Assigned Servicing Agreement; and (f) all other rights, powers and privileges of Seller (or its Subsidiaries) as the Servicer under the Assigned Servicing Agreements or as expressly set forth therein; provided, that all indemnification rights and obligations of Seller arising prior to the Closing Date, shall not be transferred to Buyer (other than Acquired Assets and Assumed Liabilities).

     “Subsidiary” means, with respect to a specified Person, any other Person the assets, liabilities, income and cash flows of which are included within the specified Person’s consolidated financial statements under generally accepted accounting principles. For the avoidance of doubt, in no event shall the term “Subsidiary” include any Portfolio Company.

     “Survival Period” has the meaning set forth in Section 7.1.

     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes.

     “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any tax or any contest or dispute thereof.

     “Third Party Claim” has the meaning set forth in Section 7.5.

     “Timarron” means Timarron Capital, Inc., a Portfolio Company of Seller.

     “Transfer Taxes” means all transfer, sales, use, recording, registration and other similar Taxes.

     “Transition Services Agreement” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II
PURCHASE AND SALE

     2.1 Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver, or cause to be sold, transferred, conveyed and delivered, to Buyer, all of the Acquired Assets at the Closing for the consideration specified in Section 2.3.

     2.2 Assumption of Liabilities. (a) On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for, and Seller agrees to transfer, convey, and assign or cause to be transferred, conveyed and assigned, to the Buyer, all of the Assumed Liabilities at the Closing.

     (b) Notwithstanding anything to the contrary in the foregoing Section 2.2(a), and for the avoidance of doubt, Buyer shall not assume and shall not be responsible or liable for any of the Liabilities of Seller, whether fixed, contingent or unliquidated, absolute or otherwise that are not expressly an Assumed Liability (collectively, the “Excluded Liabilities”), including without limitation (w) repurchase or substitution obligations upon any breach or default pursuant to any CMBS Documents or CDO Documents, (x) any Liabilities relating to the Acquired Assets relating to facts, actions or circumstances arising or occurring at any time prior to or through Closing, (y) any Liabilities arising out of any breach, violation or failure to comply with any obligation, contract or applicable Law, or (z) any Taxes applicable to the Seller, the Acquired Assets or the Contemplated Transactions attributable to Tax periods (or portions thereof) ending on or prior to the Closing Date.

     2.3 Purchase Price. (a) The aggregate consideration payable by Buyer to Seller for the Acquired Assets is (i) an amount equal to (A) FIVE HUNDRED THOUSAND DOLLARS ($500,000), plus (B) all Accrued Fees, plus (C) the Advances, (the foregoing (i)(A) through (C) referred to collectively as the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities provided for in Section 2.2.

     (b) Between the date hereof and the Closing Date, Seller and Buyer shall work together in good faith in order to establish the proper methodologies for calculating each of the items listed in Section (a)(i)(B) and (C) above, and Seller shall provide Buyer with all relevant information and documentation as Buyer may reasonably request in connection therewith. To assist the Parties in connection with the foregoing, Seller has established values as of the date hereof for such items as follows: (i) all Accrued Fees ($221,667), and (ii) Advances ($5,777,026). Seller and Buyer shall work together in good faith in order to calculate the Purchase Price as of the Closing Date, and the amount so calculated by the Parties shall be payable by Buyer to Seller at Closing in accordance with Section 2.5(b)(i) below.

     2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Ave., NW, Washington, DC 20004 on the second Business Day immediately following the date on which the last of the conditions to Closing set forth in Article VI has been satisfied or appropriately waived, or on such other date as the Parties may mutually agree (the “Closing Date”). For all purposes hereunder, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

     2.5 Closing Deliveries. At the Closing, and simultaneously with the other Parties’ deliveries hereunder:

     (a) Seller shall deliver to Buyer:

(i)	each Ancillary Agreement to which Seller is a party, executed by Seller;

(ii)	the FIRPTA Certificate, executed by Seller;

(iii)	evidence that all Seller Required Consents have been obtained; and

(iv)	the certificate required by Section 6.1(f), executed by an officer of Seller.

     (b) Buyer shall deliver to Seller:

(i)	the Purchase Price via wire transfer to the account(s) specified by Seller;

(ii)	each Ancillary Agreement to which Buyer is a party, executed by Buyer; and

(iii)	the certificate required by Section 6.2(f), executed by an officer of Seller.

     2.6 CRE Contracts and CRE Permits Not Assigned. To the extent that the transfer or assignment of any CRE Contract or CRE Permit requires the consent of another party thereto, and such consent has not been obtained as of the Closing Date, this Agreement shall not constitute an agreement to transfer or assign the same if an assignment or attempted assignment constitutes a breach thereof, but the Parties agree to use reasonable commercial efforts to obtain the written consent of the counterparties thereto or the relevant Governmental Entity to the transfer or assignment of such CRE Contract or CRE Permit (it being understood and agreed that the Parties shall not be required to make any payment or furnish any other consideration to obtain any such consent), and the Parties shall in good faith effectuate such arrangements as are necessary to put the Parties in as close an economic position as they would be in had the relevant consents been obtained and the relevant CRE Contract or CRE Permit assigned on the Closing Date. The Parties acknowledge and agree that any such arrangements could require, among other things, (i) Seller to remain subject to its obligations under any CRE Contract or CRE Permit with respect to which a consent to assignment is required under the applicable CRE Contract or CRE Permit but has not been delivered, (ii) the Buyer to perform on behalf of Seller the obligations of Seller under such CRE Contract or CRE Permit, and to promptly reimburse Seller for any and all costs, expenses or losses, including reasonable attorneys’ fees, incurred by Seller as a result of Seller taking, at the request of the Buyer, legal or other action on behalf of or for the benefit of the Buyer with respect to such CRE Contracts or CRE Permits or as a result of the Buyer’s failure to perform Seller’s obligations under such CRE Contracts or CRE Permits arising on or after the Closing and to indemnify Seller for any Loss relating to the Buyer’s failure to so perform, and (iii) Seller to remit to the Buyer any payments or refunds received by Seller from any party under the applicable CRE Contract, all in a manner consistent with the purposes and intent of this Agreement. If and when any such consent shall be obtained, Seller shall promptly transfer or assign, as applicable, such CRE Contract or CRE Permit to the Buyer without payment of additional consideration.

     2.7 Notices. Promptly following the Closing Date (but not later than ten (10) Business Days after the Closing Date), Seller shall notify each counterparty to a CRE Contract of the assignment by Seller to the Buyer, and the assumption by the Buyer, of the relevant CRE Contract.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER

     Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as to any documents, materials or other matters disclosed on or referred to in Seller’s disclosure schedule expressly referring to this Agreement separately delivered by Seller to Buyer contemporaneously herewith (the “Platform Assets Disclosure Schedule”).

     3.1 Organization. Allied Capital is a corporation duly formed, validly existing, and in good standing under the laws of the State of Maryland, with full corporate power and authority to own, operate and administer the Acquired Assets as they are now being owned, operated and administered. A.C. Corporation is duly formed, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

     3.2 Authorization; Execution and Delivery; Valid and Binding Agreement. (a) Each of Allied Capital and A.C. Corporation has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by each of Allied Capital and A.C. Corporation of this Agreement and the Ancillary Agreements to which either will be a party, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all requisite corporate proceedings on the part of Allied Capital and A.C. Corporation, as applicable, and no other corporate proceedings with respect to Allied Capital or A.C.

Corporation are necessary to authorize the execution, delivery and performance by Allied Capital and A.C. Corporation of this Agreement or the Ancillary Agreements.

          (b) This Agreement has been duly executed and delivered by each of Allied Capital and A.C. Corporation and, assuming that this Agreement is the valid and binding agreement of the Buyer, constitutes the valid and binding obligation of Allied Capital and A.C. Corporation, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. Each Ancillary Agreement to which Allied Capital or A.C. Corporation will be a party will be duly executed and delivered by Allied Capital or A.C. Corporation , as applicable, and, assuming that the Ancillary Agreements are the valid and binding agreement of the counterparties thereto, will constitute the valid and binding obligation of Allied Capital or A.C. Corporation, as applicable, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

     3.3 Noncontravention. Except as set forth in Section 3.3 of the Platform Assets Disclosure Schedule, neither the execution and the delivery of this Agreement by Allied Capital or A.C. Corporation, nor the consummation by Allied Capital or A.C. Corporation of the Contemplated Transactions, will (a) violate (i) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (each, a “Law”) of any Governmental Entity to which Allied Capital or A.C. Corporation is subject, or (ii) any provision of the Organizational Documents of Allied Capital or A.C. Corporation, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any Material CRE Contract or any material CRE Permit, or (c) require Allied Capital or A.C. Corporation to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for Seller to consummate the Contemplated Transactions, except, in the case of the foregoing clauses (a)(i), (b) and (c), for any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations, requirements or other actions or notices that are not reasonably likely to result in a Seller Material Adverse Effect. All Seller Required Consents (copies of which have been provided to Buyer) have either been obtained and are in full force and effect without modification, or been obtained and will, by their terms, become effective contemporaneously with the Closing.

     3.4 Title to Assets. Except as set forth in Section 3.4 of the Platform Assets Disclosure Schedule, as of the date of this Agreement, all of the Acquired Assets are owned or leased by either Allied Capital or A.C. Corporation and either Allied Capital or A.C. Corporation has good title to, or a valid leasehold interest in, the relevant Acquired Assets, free and clear of Liens, other than Permitted Liens, in each case as more specifically set forth in the relevant Exhibits relating to the Acquired Assets. At Closing

Seller will transfer, and Buyer will acquire, good and marketable title to the Acquired Assets, free and clear of any Liens or adverse interests other than Permitted Liens and any Liens that result from the actions of Buyer following Closing.

     3.5 Intellectual Property; Software. (a) Except as set forth in Section 3.5(a) of the Platform Assets Disclosure Schedule, there are no registered or applied for copyrights, patents, patent applications, trademarks, service marks, or Internet domain names that are utilized solely in connection with the ownership, operation or servicing of the Real Estate Assets.

          (b) Section 3.5(b) of the Platform Assets Disclosure Schedule sets forth a list of all material software, the intellectual property rights for which are owned by the Seller and currently used by the Seller solely in connection with the ownership, operation or servicing of the Real Estate Assets (the “Owned CRE Software”). Except for Timarron (who will be permitted to use some or all of the CRE Software for purposes related to the ownership, operation or servicing of the Real Estate Assets until the end of the IT Services Period under the Transition Services Agreement) and A.C. Corporation (who will be permitted to use some or all of the CRE Software for purposes related to the ownership, operation or servicing of the Real Estate Assets until the Closing), no other Person is currently authorized to use any Owned CRE Software.

          (c) Section 3.5(c) of the Platform Assets Disclosure Schedule sets forth a list of all material licenses, sublicenses and similar agreements to which Seller is a party and pursuant to which Seller has been granted the right to use any software the intellectual property rights for which are owned by third-party licensors and currently used by the Seller solely in connection with the ownership, operation or servicing of the Real Estate Assets (the “Licensed CRE Software” and collectively with the Owned CRE Software, the “CRE Software”), specifying as to each all parties to such agreement(s) and the effective date of the agreement(s).

          (d) Section 3.5(d) of the Platform Assets Disclosure Schedule sets forth a list of all website subscriptions currently held by Seller and used by the Seller in connection with the ownership, operation or servicing of the Real Estate Assets.

          (e) Seller’s rights in the CRE Software are free and clear of any Liens, other than Permitted Liens.

          (f) To the Knowledge of Seller, the licenses listed in Section 3.5(c) of the Platform Assets Disclosure Schedule are in full force and effect, subject to normal renewal and maintenance terms, and Seller is not in default under any of such licenses, and no party to any of such licenses has exercised any termination rights with respect thereto.

          (g) Since December 31, 2002, Seller has not received written notice of any pending judicial, administrative or arbitral actions, suits or governmental proceedings which involve a colorable claim of infringement, misappropriation, dilution, unauthorized use, or violation of or by the Owned CRE Software, or challenging the ownership, use, protectability, validity or enforceability thereof.

          (h) Since December 31, 2002, (i) Seller has not received written notice that any third party is infringing or misappropriating any material Owned CRE Software, and (ii) no written claims have been made against any third party by Seller regarding any such infringement, violation, dilution, misuse or misappropriation of CRE Software owned by third parties.

          (i) Assuming the receipt of the third party consents listed in Section 3.5(l) of the Platform Assets Disclosure Schedule, and continued exercise of normal renewal and maintenance terms, the transactions contemplated by this Agreement shall have no effect on the validity and enforceability of any of the agreements governing the Licensed CRE Software and the right, title and interest to the CRE Software of the Buyer immediately after the Closing Date shall be identical to that of the Seller immediately prior to the Closing Date.

          (j) The Seller has taken, or will take prior to the Closing, reasonable actions to protect the Owned CRE Software. The Owned CRE Software has not been sold, assigned or transferred to a third party, and is not the subject of any pending interference proceedings, pending lawsuit naming Seller as a party or other pending challenges or proceedings of which the Seller has Knowledge.

          (k) The Seller has not taken any of the following actions: disclosing or providing access to source code for the Owned CRE Software except to employees and consultants of the Seller on a “need-to-know” basis and while bound by confidentiality obligations to the Seller; disclosing any of Seller’s trade secrets relating to the CRE Software to a third party without an appropriate non-disclosure agreement or other confidentiality obligations; providing access to the Owned CRE Software to a third party; or embedding, incorporating or modifying third-party software or other material without adequate permission.

          (l) Except as disclosed in Section 3.5(l) of the Platform Assets Disclosure Schedule, (i) the CRE Software is not subject to any transfer or assignment restrictions nor is the CRE Software subject to any site, equipment or other operational limitations that would have a Seller Material Adverse Effect, (ii) to the Seller’s Knowledge, the CRE Software has not intentionally been contributed to open source development or intentionally forfeited to the public domain, (iii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned CRE Software by any other Person, (iv) to the Seller’s Knowledge, no foreign nationals participated in the development of the Owned CRE Software, and (v) the Owned CRE Software is not licensed to third parties in the ordinary course of the Seller’s business.

          (m) To the Seller’s Knowledge, there have been no material breaches of the Seller’s security procedures with respect to the CRE Software.

     3.6 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending, or, to the Knowledge of Seller, threatened against Seller before any Governmental Entity specifically relating to the ownership, operation or servicing of the Acquired Assets. Seller has no pending action against any third party relating specifically to the ownership, operation or servicing of the Acquired Assets. There are no unsatisfied judgments or material outstanding orders, writs, injunctions, decrees, settlements, stipulations or awards (whether rendered by a court or Governmental Entity or by arbitration) against Seller specifically relating to the ownership, operation or servicing of the Acquired Assets. There is in effect no temporary restraining order, injunction or similar equitable relief applicable to Seller prohibiting or seeking to prohibit consummation of the Contemplated Transactions.

     3.7 Material CRE Contracts; Servicing Rights.

          (a) Section 3.7(a) of the Platform Assets Disclosure Schedule sets forth a list of all CRE Contracts and identifies which of the CRE Contracts constitute Material CRE Contracts. Each Material CRE Contract is in full force and effect and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. Seller has not in any material respect breached or defaulted under any Material CRE Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of Seller, there is no third-party default or breach in any material respect under any Material CRE Contract, other than breaches or defaults by any such third party which have been cured or waived.

          (b) Section 3.7(b) of the Platform Assets Disclosure Schedule lists all agreements to which Seller or any of its Subsidiaries is a party and under which Seller or any of its Subsidiaries acts as the servicer, special servicer, disposition consultant, collateral manager or in a similar role (collectively, “Servicer”) in connection with any of the Real Estate Securities (collectively, “Servicing Agreements”). Seller has delivered or made available to Buyer true, complete and correct copies of each of the Servicing Agreements. To the Knowledge of Seller, there does not exist under any Servicing Agreement any material event of default or event or condition that, after notice or lapse of time or both, would constitute a material event of default thereunder on the part of any of the other party thereto. Seller has not received written notice from the noteholders or indenture trustee or any other party under any Servicing Agreement directing that Seller be removed thereunder as the Servicer. Seller has not provided notice of its resignation as Servicer under any Servicing Agreement.

          (c) The Servicing Agreements set forth all of the provisions with respect to fees and other income and set forth in all material respects all of the other terms and conditions of the Servicer’s rights and obligations relating to the servicing or similar role, and there are no other agreements, written or oral, that modify or affect the Servicing Agreements or the Servicing Fees. The Servicer has complied in all material respects with all Servicing Agreements or will have cured in all material respects any such non-compliance to bring them into compliance prior to the Closing Date. No claim has been made against the Servicer for indemnification pursuant to any Servicing Agreement. All Advances were made in accordance with the terms of the applicable Servicing Agreement and are reimbursable, with interest thereon, pursuant to the applicable Servicing Agreement.

     3.8 Compliance with Laws; Permits.

          (a) Seller is in compliance with all Laws applicable to the ownership, operation or servicing of the Acquired Assets, except where such any noncompliance would not, individually or in the aggregate, have a Seller Material Adverse Effect.

          (b) Seller has all material required permits, licenses and franchises from Governmental Entities (each, a “Permit”) necessary for the ownership, operation or servicing of the Acquired Assets (the “CRE Permits”). Each of such CRE Permits is listed in Section 3.8(b) of the Platform Assets Disclosure Schedule. Each CRE Permit listed in Section 3.8(b) of the Platform Assets Disclosure Schedule is valid and in full force and effect.

          (c) Seller is in compliance with all of the terms and requirements of each CRE Permit identified in Section 3.8(b) of the Platform Assets Disclosure Schedule, except for noncompliances that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

          (d) Seller has not received, at any time since December 31, 2003, any written notice from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any CRE Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any CRE Permit, in each case the result of which would be a Seller Material Adverse Effect.

          (e) All applications required to have been filed for the renewal of the CRE Permits listed in Section 3.8(b) of the Platform Assets Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such CRE Permits have been duly made on a timely basis with the appropriate Governmental Entities.

     3.9 Books and Records. The Books and Records, together with comparable documents and instruments and information being transferred pursuant to the Real Estate Securities Purchase Agreement and to be transferred under the REO and Loan Purchase Agreement, accurately and fairly reflect in all material respects the assets and liabilities relating to Seller’s ownership, operation or servicing of the Acquired Assets and the Real Estate Assets.

     3.10 Brokers’ Fees. Other than Wachovia Capital Markets, LLC (the fees of which will be paid by Seller), no agent, broker, investment banker, financial advisor or other person is or shall be entitled, as a result of any action, agreement or commitment of Seller to any broker’s, finder’s, or financial advisor’s fee or commission in connection with any of the Contemplated Transactions.

     3.11 Taxes. (a) Seller has on a timely basis (giving effect to all timely filed extensions) filed all Tax Returns (to the extent relevant to the Acquired Assets) that it was required to file on or before the date hereof. All Taxes shown as due on such Tax Returns have been or will be timely paid, and each such Tax Return is true and correct. Seller has completely paid on a timely basis (or, with respect to Taxes owing but not yet due, has accrued) all Taxes required to be paid by Seller (to the extent attributable to the Acquired Assets), whether or not shown on any Tax Return, and no such Taxes are due or payable;

          (b) All deficiencies asserted and any assessments made as a result of any examinations of the Tax Returns referred to in clause (a) by the Internal Revenue Service or the appropriate state, local or foreign taxing authority have been paid in full to the extent relevant to the Acquired Assets;

          (c) Seller has received no written notice of any, and to Seller’s Knowledge there is no, action, claim, deficiency or assessment threatened, pending or proposed with respect to Taxes of the Seller (to the extent attributable to the Acquired Assets); and

          (d) Seller has withheld and paid all Taxes (to the extent attributable to the Acquired Assets) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants to Seller that the statements contained in this Article IV are correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as to any documents, materials or other matters disclosed on or referred to in the Buyer’s disclosure schedule expressly referring to this Agreement separately provided to Seller contemporaneously herewith (the “Buyer Platform Assets Disclosure Schedule”).

     4.1 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Massachusetts.

     4.2 Authorization; Execution and Delivery; Valid and Binding Agreement. (a) Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this

Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all requisite corporate proceedings on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement is the valid and binding agreement of Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity. Each of the Ancillary Agreements to which Buyer will be a party will be duly executed and delivered by Buyer and, assuming that the Ancillary Agreements are the valid and binding agreement of the counterparties thereto, will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements to which Buyer will be a party, nor the consummation of the Contemplated Transactions, will (a) violate (i) any Law to which Buyer is subject or (ii) any provision of Buyer’s Organizational Documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any material contract or material Permit to which Buyer is a party or by which it is bound, or (c) require Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for Buyer to consummate the Contemplated Transactions, except, in the case of the foregoing clauses (a)(i), (b) and (c), for any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations, requirements or other actions or notices that are not reasonably likely to result in a Buyer Material Adverse Effect. All matters disclosed or required to be disclosed in Section 4.3 of the Buyer Platform Assets Disclosure Schedule shall be referred to herein as the “Buyer Required Consents.” All Buyer Required Consents (copies of which have been provided to Seller) have been obtained and are in full force and effect without modification.

     4.4 Brokers’ Fees. Except for Beekman Advisors, LLC (the fees of which shall be paid by Buyer), no agent, broker, investment banker, financial advisor or other person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Contemplated Transactions.

     4.5 Financial Ability. Buyer has the financial ability to consummate the Contemplated Transactions. The Buyer reasonably believes that, immediately after the

Closing and after giving effect to the Contemplated Transactions, including payment of the Purchase Price and incurring of any debt incurred in connection with the Contemplated Transactions, the Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature and its identified contingent liabilities), (b) have insufficient capital with which to engage in its business, or (c) have incurred debts beyond its ability to satisfy them as they mature

     4.6 No Impairment or Delay. Buyer is not subject to any condition or event that would reasonably be expected to (a) impair in any material respect the ability of the Buyer to perform its obligations under this Agreement, or (b) prevent or materially delay the consummation of any of the Contemplated Transactions. Without limitation, there is in effect no temporary restraining order, injunction or similar equitable relief applicable to Buyer prohibiting or seeking to prohibit consummation of the Contemplated Transactions.

ARTICLE V
COVENANTS OF THE PARTIES

     5.1 Pre-Closing Operations. (a) Except as otherwise contemplated by this Agreement, the Ancillary Agreements or the Transition Services Agreement, between the date of this Agreement and the Closing Date, Seller will:

     (i) own, operate and administer the Acquired Assets only in the Ordinary Course of Business; and

     (ii) use its commercially reasonable efforts to preserve intact the current business organization relating to the ownership, operation or servicing of the Acquired Assets, to keep available the services of employees involved in the operation or servicing of the Acquired Assets, and to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller with respect to the ownership, operation or servicing of the Acquired Assets.

          (b) Except as otherwise contemplated by this Agreement, the Ancillary Agreements or the Transition Services Agreement, between the date of this Agreement and the Closing Date, without the prior consent of Buyer, Seller will not:

     (i) pledge or encumber, sell, lease, license, dispose of or otherwise transfer any of the Acquired Assets;

     (ii) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition, involving any of the Acquired Assets;

     (iii) except in the Ordinary Course of Business, modify, amend or terminate any contract or agreement which is or, if in existence on the date of this Agreement, would have been, a CRE Contract;

     (iv) enter into any contract or agreement which, if it had been in existence on the date of this Agreement, would have constituted a CRE Contract; or

     (v) initiate, settle or compromise any lawsuit, arbitration or similar proceeding in connection with the Acquired Assets; or

     (iv) authorize, or commit or agree (in writing or otherwise), to take, any of the foregoing actions or any action which would make any representation or warranty of Seller in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VI hereof.

     5.2 Access to Books and Records. (a) Between the date hereof and the Closing Date, Seller will, and will cause its Subsidiaries to, (a) afford Buyer and its representatives reasonable access during normal business hours to the personnel, properties and Books and Records, (b) furnish Buyer and its representatives with copies of all such Books and Records as Buyer may reasonably request, and (c) furnish Buyer and its representatives with such additional financial, operating, and other data and information relating to the Real Estate Assets or Acquired Assets as Buyer may reasonably request.

          (b) From and after the Closing Date, Buyer shall make available to Seller (and shall provide Seller with copies of) all Books and Records in Buyer’s possession relating to the ownership, operation or servicing of the Acquired Assets prior to Closing reasonably requested by Seller. Buyer shall cause such information to be preserved after the Closing Date for a period of at least six (6) years following the Closing Date.

          (c) From and after the Closing Date, Seller shall make available to Buyer (and shall provide Buyer with copies of) all Books and Records in Seller’s possession (other than privileged information) reasonably requested by Buyer. Seller shall cause such all Books and Records to be preserved after the Closing Date for a period of at least six (6) years following the Closing Date.

     5.3 No Solicitation. Except with the written consent of Buyer, from the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause its Affiliates, officers, directors, employees, agents and other representatives not to, directly or indirectly, (i) solicit, initiate, encourage, accept, participate in, or facilitate any other inquiries, proposals or offers from any Person, other than Buyer and its representatives, relating to any acquisition or purchase (by way of purchase of assets or purchase of equity) of, or merger or business combination involving, all or any portion of the Acquired Assets or (ii) enter into, continue or otherwise participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing. Seller shall, and shall cause its respective Affiliates, officers, directors, employees, agents and other representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

     5.4 Confidentiality; Enforcement of Certain Rights Under NDAs. (a) Except as otherwise set forth in Section 8.1, from the date hereof until the Closing, the parties hereto shall abide by the terms of the Confidentiality Agreement as if each such party was a party thereto. Upon Closing, the Confidentiality Agreement shall terminate and be superseded by the terms of this Section 5.4. From and after the Closing Date, each Party will maintain in confidence, and will cause its respective directors, officers, employees, agents, and advisors of to maintain in confidence, and not use to the detriment of the other Party, any written, oral, or other information obtained in confidence from the other Party in connection with this Agreement or the Contemplated Transactions; provided, however, that the foregoing shall not apply to the extent that (i) such information becomes publicly available through no fault of such Party, (ii) the use of such information is necessary or deemed reasonably advisable in connection with any Parties’ written or oral public disclosure and/or the making of any filing with a Governmental Entity, (iii) the furnishing or use of such information is required by applicable Law or in connection with legal or regulatory proceedings; and provided further, that Buyer shall not be precluded from disclosing information that relates solely to the Acquired Assets or Assumed Liabilities. If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information furnished to the other Party as the other Party may reasonably request.

     (b) From and after the date of this Agreement, Seller shall, including upon receipt of reasonable request from Buyer, perform (including not agreeing to any modification, amendment or waiver) and take all actions as may be reasonably necessary to prevent the violation or breach by any party of any (i) NDAs, to the extent not assigned to Buyer hereunder, (ii) any written non-competition, non-solicitation, confidentiality or similar protective covenants applicable to any Seller, any officer or employee (or former officer or employee) whose employment was primarily associated with the Acquired Assets or the Real Estate Assets, except to the extent and so long as such officer or employee is employed by Buyer or any of its Affiliates, and (iii) any retention agreement, non-qualified deferred compensation plan applicable to any officers or employees, or former officers or employees whose employment was primarily associated with the Acquired Assets and the Real Estate Assets; provided, however, that this Section 5.4(b) shall not preclude Seller from making any amendment or modification of its deferred compensation plan, which amendment or modification applies to all participants therein.

     (c) Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding the assignment of certain NDAs hereunder, in the event Buyer does not offer employment to a particular CRE Employee on or before June 30, 2005, Buyer agrees that it shall not enforce (and will waive, if necessary) the non-solicitation and related provisions of any NDA assigned to Buyer to the extent such non-solicitation or related provision would otherwise preclude the solicitation and/or hiring of the relevant CRE Employee by the counterparty to the NDA.

     5.5 Consents and Approvals. Subject to the terms hereof, the Parties shall use their respective commercially reasonable efforts to, as promptly as practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and to ensure that Acquired Assets may be assigned to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, (ii) obtain from any Governmental Entity or any other third party any Seller Required Consent, Buyer Required Consent and any other consent or approval needed in order to transfer any Acquired Asset, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Ancillary Agreements and the Contemplated Transactions required under any applicable federal or state securities Laws and any other applicable Law, and (iv) execute and/or deliver any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. The Parties shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Contemplated Transactions.

     5.6 Notification of Certain Matters. Buyer shall give prompt notice to Seller, and Seller shall give prompt notice to Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) (A) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (B) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, or (ii) any material failure of the Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.6(a) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Contemplated Transactions.

     5.7 Tax Matters. (a) The Purchase Price shall be allocated among the Acquired Assets as follows: $500,000 of the Purchase Price shall be allocated to the non-competition and other covenants set forth in Section 5.10 below, and the remaining amount of the Purchase Price shall be allocated in the manner determined in accordance with Section 2.3(b) (the foregoing allocations referred to collectively as the “Allocation”). Buyer and Seller shall file all Tax Returns for which they are responsible consistent with the Allocation and shall take no position before any U.S. federal, state or local taxing authority inconsistent with such Allocation except to the extent required by applicable Law or any “determination” (as defined in section 1313 of the Code) or Form 870-AD (or any successor form).

     (b) Seller shall pay on a timely basis any Transfer Taxes arising out of the sale of the Acquired Assets to Buyer, but the liability therefore shall be split evenly between the Parties, with each Party being responsible for 50% of such Taxes. Each Party accordingly shall promptly reimburse the other Party for 50% of any such Transfer Taxes paid by such other Party within 10 days following notice from such other Party of the amount of Transfer Taxes paid by such other Party (which notice shall be accompanied by a copy of any applicable Tax Return). Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement and in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, the liability for such Transfer Taxes.

     (c) At Closing, Seller shall deliver to Buyer a certificate from Seller that complies with Treasury Regulation §1.1445-2(b)(2) and that relates to Seller’s non-foreign status for purposes of Section 1445 of the Code.

     5.8 Post-Closing Communications. (a) If, after the Closing Date, Seller shall receive any mail, funds, cash, checks or other instruments of payment which relate to the Acquired Assets or the Real Estate Securities or to which Buyer is otherwise entitled, or any other written notice or communication pertaining to the Acquired Assets or the Real Estate Securities (including, without limitation, any notice from a Governmental Entity or insurance company, notices or other documents related to litigation or any other proceeding, return of a recorded document and the like), Seller shall forward such communication or payment to the Buyer promptly upon receipt thereof in the form received with any necessary endorsements. Other matters relating to the receipt of payments or communications with respect to the Acquired Assets or the Real Estate Securities shall be as set forth in the Transition Services Agreement.

     5.9 Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; provided, however, that neither Party shall be required to make any material change to its business, expend any material funds or incur any other burden in order to comply with this Section 5.9.

     5.10 Non-Competition; Non-Solicitation. (a) Commencing on the date hereof, and for the three-year period ending on the third anniversary of the date hereof, Seller shall not, and Seller shall cause its respective Subsidiaries and Affiliates not to:

     (i) (A) own, control, manage, participate or engage in the ownership, control or management of a Competing Business (other than making investments permitted under the applicable Servicing Agreements), (B) render services or advice to any entity engaged in a Competing Business, but only to the extent that such services or advice relate specifically to the Competing Business), (C) lend its name to any Competing Business; or (D) permit CRE Employees that remain employed by Seller to assist any current Portfolio Company of Seller in establishing a Competing Business;

     (ii) use, to the detriment of Buyer, any list of customers, clients, suppliers, licensors, brokers, or correspondents, or other business contacts maintained by Seller or any of their respective Affiliates in connection with the ownership, operation or servicing of the Real Estate Securities prior to the Closing; or

     (iii) solicit for employment or employ any officer or employee involved in the acquisition, monitoring or servicing of the Real Estate Securities who is hired by Buyer at or after Closing, unless such employee’s employment with Buyer has been terminated by or at the request of Buyer, whether voluntarily or involuntarily.

          (b) Seller acknowledges that (i) Buyer will acquire as part of the Real Estate Securities and (ii) Seller is relinquishing ownership of, a list of sponsors associated with mortgage loans in the pools underlying the CMBS and CDO included in the Real Estate Securities. Seller and its respective Subsidiaries and Affiliates shall not be permitted to use such list to actively market products or services to such sponsors.

          (c) Although the parties have, in good faith, used their best efforts to make the provisions of this Section 5.10 reasonable in substantive scope, geographic area and duration, and the parties do not anticipate, or intend that a court of competent jurisdiction would find it necessary to reform any such provisions to make them reasonable in substantive scope, geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 5.10 in order to make it reasonable in substantive scope, geographic area, duration or otherwise, with respect to any party, such provisions shall be considered to be divisible in all respects, and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable against such party. Seller acknowledges and agrees that Buyer’s damages in the event of any breach or threatened breach of any applicable covenants set forth in this Section 5.10 will be difficult to determine and that without limiting any other right or remedy of Buyer, it shall be entitled to appropriate injunctive or equitable relief from a court of competent jurisdiction to prevent any breach or threatened breach.

     5.11 Transfer of Servicing Under Assigned Servicing Rights. The Seller and Buyer shall (or shall cause any applicable Subsidiary to) cooperate in and take all actions necessary to transfer the servicing functions under the Assigned Servicing Agreements on the Closing Date in accordance with customary servicing transfer provisions, including without limitation, (a) Seller providing Buyer with servicing records in its possession necessary for Buyer to assume the role of Servicer under the Assigned Servicing Agreements, (b) Seller providing Buyer with a complete and accurate list of litigation relating to the mortgage loans or mortgage assets serviced under an Assigned Servicing Agreement, (c) Seller providing Buyer with a complete and accurate list of all custodial, reserve or escrow accounts maintained by Seller or any Subsidiary thereof as Servicer under any Assigned Servicing Agreements, specifying the balances thereof and the amount of any interest thereon owed to any borrower, and transfer such balances to Buyer (d) producing notices of such transfer to the applicable borrowers, and (e) Seller providing Buyer with complete and accurate servicing files, which reflect all modifications, waivers or amendments of the terms or provisions of any mortgage loan or mortgage asset relating to a Real Estate Security.

ARTICLE VI
CONDITIONS TO CLOSING

     6.1 Conditions to the Obligation of Buyer to Consummate the Contemplated Transactions. The obligation of Buyer to effect the Contemplated Transactions is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by Buyer if permitted by applicable Law:

          (a) all Seller Required Consents shall have been obtained by Seller and be in full force and effect without modification as of the Closing Date;

          (b) the representations and warranties of Seller in Article III of this Agreement shall have been true and correct as of the date hereof (but subject to the lead-in to Article III) and shall be true and correct as of the Closing Date as if made on the Closing Date, except for any failures to be true and correct that would not, individually or in the aggregate, have a Seller Material Adverse Effect;

          (c) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

          (d) since the date of this Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Seller Material Adverse Effect;

          (e) there shall be in effect no temporary restraining order, injunction or similar equitable relief prohibiting consummation of the Contemplated Transactions; and

          (f) Buyer shall have received a certificate, executed by an officer of Seller, certifying that all the conditions set forth in Sections 6.1(a) through (e) have been satisfied.

     6.2 Conditions to the Obligation of Seller to Consummate the Contemplated Transactions. The obligation of Seller to effect the Contemplated Transactions is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by Seller if permitted by applicable Law:

          (a) all Buyer Required Consents shall have been obtained and be in full force and effect without modification as of the Closing Date;

          (b) Buyer’s representations and warranties in Article IV this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on the Closing Date, except for any failures to be true and correct that would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

          (c) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

          (d) Since the date of this Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Buyer Material Adverse Effect;

          (e) there shall be in effect no temporary restraining order, injunction or similar equitable relief prohibiting consummation of the Contemplated Transactions; and

          (f) Seller shall have received a certificate, executed by an officer of Buyer, certifying that all the conditions set forth in Sections 6.2(a) through (e) have been satisfied.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

     7.1 Survival of Representations and Warranties and Covenants. All of the representations and warranties of Seller contained in Article III above (excluding the representations and warranties contained in Section 3.11, which shall survive 90 days after the expiration of the applicable statue of limitations, and the representations and warranties contained in Sections 3.2(a) and 3.4, which shall survive the Closing indefinitely), and all of the representations and warranties of the Buyer contained in Article IV above (excluding the representations and warranties contained in Section 4.2(a), which shall survive the Closing indefinitely), shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter (the “Survival Period”) and no Person may seek indemnification under this Article VII with respect to a breach of a representation or warranty after the expiration of the Survival Period. The Parties’ respective covenants and agreements to be performed at or after the Closing Date contained in this Agreement shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the Survival Period applicable to the representations and warranties.

     7.2 Indemnification by Seller. Subject to the limitations of Section 7.1 above, and Sections 7.8 and 7.9 below, Seller agrees to indemnify the Buyer and its Affiliates and their officers, directors, managers, members, employees and stockholders (collectively, the “Buyer Indemnified Parties”) from, and hold them harmless against any Losses, which any of the Buyer Indemnified Parties sustain that are caused by, arise out of or are a result of (collectively, the “Buyer Losses”) (a) any breach of any of the representations and warranties of Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement, any Ancillary Agreement or the Transition Services Agreement; or (c) any Excluded Liabilities or (d) any failure by Seller to comply with applicable “bulk sales” Laws.

     7.3 Indemnification by the Buyer. Subject to the limitations of Section 7.1 above, and Sections 7.8 and 7.9 below, the Buyer agrees to indemnify Seller, and its Affiliates, officers, directors, managers, members, employees and stockholders (collectively, the “Seller Indemnified Parties”) from, and hold them harmless against, any Losses which any of the Seller Indemnified Parties suffer, sustain or become subject to that are caused by or are a result of any of the following (collectively, “Seller Losses”) (a) any breach of any of the representations and warranties of the Buyer contained in this Agreement or in any Ancillary Agreement, (b) any breach of, or failure to perform, any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or the Transition Services Agreement, (c) any Assumed Liabilities, or (d) any action not taken by Seller at the request of Buyer under Section 9(c) of the Transition Services Agreement, so long as Seller notifies the Buyer of the related request in accordance with such Section 9(c).

     7.4 Time Limitations. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or prior to the expiration of the Survival Period a Buyer Indemnified Party provides Seller with a Claim Notice (as defined below) specifying the factual basis of that claim in reasonable detail to the extent then known. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty unless on or prior to the expiration of the Survival Period the Seller Indemnified Parties provide a Claims Notice (as defined below) specifying the factual basis of that claim in reasonable detail to the extent then known.

     7.5 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any person entitled to indemnification pursuant to Section 7.2 or 7.3 (the “Indemnified Party”) intends to seek indemnification under such Section (a “Direct Claim”), or (b) receipt by the Indemnified Party of written or oral notice from a third party of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any litigation or other proceeding that may result in a Loss for which an Indemnified Party intends to seek indemnification under Section 7.2 or 7.3 (a “Third Party Claim” and, together with a Direct Claim, an “Asserted Liability”), the Indemnified Party shall give written notice thereof (the “Claims Notice”) to any other party or parties obligated to provide indemnification pursuant to Section 7.2 or 7.3 (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate (x) whether the Asserted Liability is a Direct Claim or a Third Party Claim, and (y) the amount (estimated, if necessary) of the Loss that has been or which may be suffered by the Indemnified Party. If a Claims Notice is not provided promptly as required by this Section 7.5, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party has not been prejudiced by such late receipt of the Claims Notice, provided that the relevant survival period has not expired.

     7.6 Opportunity to Contest; Cooperation. (a) The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, any Third Party Claim. If the Indemnifying Party elects to compromise or contest such Third Party Claim, it shall, within 30 days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnified Party of its intent to do so by sending a written notice to the Indemnified Party (the “Contest Notice”), and the Indemnified Party shall cooperate in the compromise or contest of such Third Party Claim. If the Indemnifying Party elects not to compromise or contest the Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, in no event shall such action preclude the Indemnifying Party from disputing its obligation to indemnify the Indemnified Party hereunder. Anything in this Section 7.6 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Third Party Claim or consent to entry of any judgment which settlement, compromise or judgment does not include an unconditional term releasing the Indemnified Party from all Liability in respect of such Third Party Claim. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Third Party Claim.

          (b) The Parties shall cooperate fully with each other as to all Asserted Liabilities, shall make available to each other as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. The Parties also shall each make available to each other, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

     7.7 Sole Remedy. The foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, members, managers, employees, stockholders, agents and representatives for any breach of any representation, warranty or agreement by the other Party contained in this Agreement. Closing of the Contemplated Transactions shall not constitute a waiver of any Party’s rights and remedies, including with regard to indemnification hereunder.

     7.8 Limitations on Amount. Notwithstanding anything to the contrary in this Article VII:

          (a) in no event shall Seller have any liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(a) (excluding breaches of Section 3.2(a), Section 3.4 or Section 3.11, to which the limitations set forth in this Section 7.8(a) shall not apply): (i) unless and until the total of all Buyer Losses with respect to such matters, when aggregated with all other “Buyer Losses” under Section 6.2(a) of the Real Estate Securities Purchase Agreement and the comparable provision of the REO and Loan Purchase Agreement (collectively, the “Aggregate Buyer Losses”), exceeds $500,000, and then only for the amount by which the Buyer Losses under this Agreement exceed the amount thereof included in the first $500,000 of Aggregate Buyer Losses; and (ii) in an aggregate amount, when aggregated with all amounts paid as indemnification under Section 6.2(a) of the Real Estate Securities Purchase Agreement (but excluding the first $10,000,000 paid thereunder with respect to a breach of Section 3.4(e) thereof) and the comparable provision of the REO and Loan Purchase Agreement, in excess of $20,000,000 (the “Cap Amount”); and

          (b) in no event shall Buyer have any liability (for indemnification or otherwise) with respect to the matters described in Section 7.3(a) (excluding breaches of Section 4.2(a), to which the limitations set forth in this Section 7.8(b) shall not apply): (i) unless and until the total of all Seller Losses with respect to such matters, when aggregated with all “Seller Losses” under Section 6.3(a) of the Real Estate Securities Purchase Agreement and the comparable provision of the REO and Loan Purchase Agreement (collectively, the “Aggregate Seller Losses”), exceeds $500,000, and then only for the amount by which the Seller Losses under this Agreement exceed the amount thereof included in the first $500,000 of Aggregate Seller Losses; and (ii) in an aggregate amount, when aggregated with all amounts paid as indemnification under Section 6.3(a) of the Real Estate Securities Purchase Agreement and the comparable provision of the REO and Loan Purchase Agreement, in excess of the Cap Amount.

     7.9 Additional Limitations. In addition to, and not in limitation of any other provision herein, each Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement. Prior to making any claim for indemnification hereunder, each Party hereto shall use its commercially reasonable efforts to recover all Losses that may be recoverable under insurance policies prior to making a claim for indemnification and if there is a subsequent insurance recovery by an Indemnified Party in respect of an indemnified matter after an Indemnifying Party has made payment of any kind on such matter, such Indemnified Party shall promptly pay over the amount of such insurance recovery; provided, however, in no event shall such Indemnified Party be required to maintain any specific insurance policy.

     7.10 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Section, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

     7.11 Cooperation. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the ownership, operation or servicing of the Acquired Assets.

ARTICLE VIII
MISCELLANEOUS

     8.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior knowledge of the other Party; provided, however, that any Party may make any public disclosure if permitted under Section 5.4.

     8.2 No Third-Party Beneficiaries. Except as set forth in Article VII with respect to Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     8.3 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof.

     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that Buyer may without the further consent of Seller assign to one or more of Buyer’s Affiliates the rights of Buyer hereunder with respect hereto; provided that no such assignment shall relieve Buyer of any liability hereunder (including any liability under Article VII) or affect any limitations on Seller’s liability under Article VII; provided further that, notwithstanding any such assignment (i) any claims by Buyer or its

Affiliates for, or relating to, any indemnity under this Agreement shall by brought by Buyer, and not its Affiliates, and Seller shall only be obligated to deal with Buyer in connection with any such claims; and (ii) Seller may seek any indemnity it may be entitled to under this Agreement solely from Buyer and without having first to seek indemnity from such Affiliates of Buyer. If such assignment is made to more than one Affiliate of Buyer, such Affiliates shall be deemed a single entity for purposes of calculating the limitations on liability of Seller under Article VII. No assignment by Buyer under this Section 8.4 shall limit or otherwise affect the obligations of Guarantor hereunder.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: Joan M. Sweeney
Telecopy: 202-659-2053

Copy to:

Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC 20036-1221
Telephone: (202) 383-0100
Fax: (202) 637-3593
Attention: Cynthia M. Krus, Esq.

If to the Buyer:

CWCapital Investments LLC
C/o CDP Capital-Financing Inc.
1000 Jean-Paul Riopelle

Suite A-300
Montreal (Quebec)
H2Z 2B6
Fax: 514-875-3327
Ph: 514-875-3360
Attn: Corporate Secretary

Copy to:

CWCapital Investments LLC
One Charles River Place
63 Kendrick Street
Needham, MA 02494
Ph: 781-707-9312
Fax: 781-707-9397
Attn: Jill R. Hyde, Senior Vice President/General Counsel

And

Ph: 781-707-9307
Fax: 781-707-9387
Attn: Vern Butler, Chief Technology Officer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

     8.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER

THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

     8.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” All dollar amounts referred to in this Agreement shall mean U.S. dollars.

ARTICLE IX
GUARANTY

     9.1 Guaranty. Guarantor hereby unconditionally guarantees the payment and performance by Buyer of all of its obligations set forth in this Agreement and the Ancillary Agreements.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ALLIED CAPITAL CORPORATION
By:	/s/ Joan M. Sweeney
Name:
Title:

A.C. CORPORATION
By:	/s/ Kelly A. Anderson
Name:
Title:

BUYER: CWCAPITAL INVESTMENTS LLC
By:	/s/ Charles R. Spetka
Name:
Title:

GUARANTOR: CDP CAPITAL-FINANCING, INC.
By:	/s/ Line Lefevbre
Name:
Title:

By:	/s/ Marisa Giannetti
Name:
Title: